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Exhibit 10.21

CONFIRMATION AND RELEASE AGREEMENT

        This Confirmation and Release Agreement (the "Agreement"), by and between Spencer Trask Ventures, Inc., a Delaware corporation ("Spencer Trask") and Local Matters, Inc., a Delaware corporation ("LMI"), is executed to be effective this 14th day of October, 2005.

        WHEREAS, LMI and Spencer Trask are parties to that certain Placement Agency Agreement, dated January 8, 2005, pursuant to which Spencer Trask has agreed to perform certain placement services for LMI (the "ST Agreement"); and

        WHEREAS, SG Cowen & Co., LLC ("Cowen") have entered into that certain Letter Agreement, dated May 6, 2005, pursuant to which Cowen has agreed to perform certain placement services for LMI (the "Cowen Agreement");

        Whereas, pursuant to the Cowen Agreement, LMI proposes to issued up to $20,000,000 in Series 3 Preferred Stock to Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., and Sandler Capital Partners V Germany, L.P. (collectively, "Sandler") (the "Sandler Transaction")

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and as an inducement to Sandler to make the Sandler Investment and for the Company to make the Additional Payment, the parties agree as follows:

        1.    Additional Payment.    The parties hereto agree that no amount is or would be owing to Spencer Trask upon the consummation of the Sandler Transaction pursuant to the ST Agreement. Notwithstanding the foregoing, in connection with and immediately following the closing of the Sandler Transaction, LMI will pay to Spencer Trask an amount equal to $300,000 in recognition of the contribution to the Sandler Transaction made by Spencer Trask (the "Additional Payment").

        2.    Confirmation and Release.    Spencer Trask, on behalf of itself and its present, former, and future subsidiaries, partners, members, affiliates, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs, and legal or personal representatives (collectively, the "Releasing Parties") hereby confirms that, upon payment of the Additional Payment, no amount is or will be due or owing to Spencer Trask (including in the form of warrants or other equity equivalents) on account of the Sandler Investment, pursuant to Section 3(g) of the ST Agreement or otherwise, and Spencer Trask further fully, finally, and forever releases, remises, discharges, and acquits LMI and any and all of its past, present, and future employees, agents, representatives, and attorneys, and all other entities that could or might act on LMI's behalf from and against any and all claims, actions, causes of action, debts, damages, demands, offsets, payments, costs, attorneys' fees, obligations of every kind and nature, rights, liabilities, charges, expenses, contracts, promises, or agreements, direct or indirect, regardless of the legal theory upon which they are based, whether known or unknown, now existing or arising at any time in the future, liquidated or unliquidated, arising out of any and all agreements, events, acts or conduct related to or arising in any way out of the Sandler Investment. Notwithstanding the foregoing, nothing herein shall reduce or otherwise affect the right of Spencer Trask to receive compensation (in the form of placement agent fees and/or warrants) with respect to additional sales of Series 3 Preferred Stock, if any, in accordance with Section 3(g) of the ST Agreement.

        2.    Indemnification.    The Releasing Parties hereby unconditionally, absolutely, and irrevocably agree to and shall defend, indemnify and hold harmless LMI and its present, former, and future subsidiaries, partners, members, affiliates, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs, and legal or personal representatives (collectively, the "Indemnified Persons") from and against, and shall reimburse them for each and every loss or amount paid, imposed on, or incurred by them, directly or indirectly, relating to, resulting from, or arising out of any and all claims brought by any of the Releasing Parties, including, any bankruptcy trustee or any other third parties, which are brought or asserted against the Indemnified Persons based on, or arising from or in connection with a claim that any amount is due or owing to Spencer Trask (including in the form of warrants or other equity interests) on account of the Sandler Investment in excess of the Additional Payment.

        3.    Miscellaneous.

          3.1    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof, whether oral or written. Nothing herein shall be construed to be a waiver of any claims or rights that may arise in the future pursuant to any existing or future stockholder's agreement, or similar agreement, to which the parties hereto are parties.

          3.2    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the parties hereto and it shall not be necessary for the proof of this Agreement that any party produce or account for more than one such counterpart.

          3.3    Modification or Waiver.    This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by each party hereto. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.

          3.4    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          3.5    Binding Effect and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective present, former, and future subsidiaries, partners, members, affiliates, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs, and legal or personal representatives. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without prior written consent by an authorized representative of the other party.

          3.6    Section Headings.    The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          3.7    Choice of Law.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws otherwise applicable to such determination.

          3.8    Warranty of Capacity to Execute Agreement.    The parties represent and warrant that no other person or entity has or has had any interest to the claims, demands, obligations, or causes of action referred to in this Agreement, except as otherwise set forth herein, and that the parties have the sole right and exclusive authority to execute this Agreement and receive the consideration specified herein, and that the parties have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released or referred to in this Agreement. The parties represent and warrant that they have the legal power and authority to enter into and bind the parties to the terms and conditions contained in this Agreement.

          3.9    Voluntary and Knowingly.    The parties acknowledge that, before executing this Agreement, they have been advised and given the opportunity to consult with counsel and have in fact sought and received advice from counsel of their own choosing, and have been fully advised of their rights under law. The parties further acknowledge that they have reviewed this Agreement in its entirety, understand it, and voluntarily execute it.

          3.10    Construction.    The parties agree that in the event of any dispute concerning the interpretation or construction of this Agreement, no presumption shall exist with respect to the party initially drafting the Agreement. All parties agree they have had ample opportunity to influence the choice of language and terms in this Agreement.

          3.11    Sufficiency of Consideration.    The parties each acknowledge and agree that no additional consideration is required or owing to the other, and that sufficient consideration has passed between them by virtue of this Agreement to render this Agreement, including the releases herein, valid and enforceable.

          3.12    Duty to Effectuate.    The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

          3.13    Enforce According To Terms.    The parties intend this Agreement to be enforced according to its terms.

          3.14    Notice:    Any notice given pursuant to this agreement shall be sent via first class U.S. mail return receipt requested or by reputable overnight courier, as follows:

            (a)   if to the Company:

        Local Matters, Inc.
        1221 Auraria Parkway
        Denver, Colorado 80202
        Telecopier: (303) 572-1123
        Attention: Chief Executive Officer

        with a copy to:

        Cooley Godward LLP
        380 Interlocken Crescent
        Suite 900
        Broomfield, Colorado 80021-8023
        Telecopier: (720) 566-4099
        Attention: Michael D. Stack, Esq.

            (b)   if to Spencer Trask:

        Spencer Trask Ventures, Inc.
        535 Madison Avenue
        18th Floor
        New York, New York 10022
        Attention:

        IN WITNESS WHEREOF, the undersigned parties have executed this Agreement in one or more counterparts as of the day and year first above written.

Local Matters, Inc.
By:	/s/ PERRY EVANS
Printed Name: Perry Evans Title: CEO
Spencer Trask Ventures, Inc.
By:	/s/ WILLIAM P. DIOGUARDI
Printed Name: William P. Dioguardi Title: President

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CONFIRMATION AND RELEASE AGREEMENT